QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR:	Consolidated Graphics, Inc.
CONTACT:	G. Christopher Colville Executive Vice President/ Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977
Christine Mohrmann/Eric Boyriven/ Amanda Tappen Financial Dynamics (212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS ANNOUNCES TERMINATION OF
PROPOSED DALLAS ACQUISITION

        HOUSTON, TEXAS—September 28, 2004—Consolidated Graphics, Inc. (NYSE: CGX) today announced that negotiations regarding the previously announced letter of intent to acquire Newbridge Corporation of Dallas, Texas have been terminated. The Company noted that this proposed transaction had not been factored into its prior financial guidance and will therefore have no impact on future financial results as compared to such guidance. The Company also noted that it continues to evaluate other acquisition opportunities in connection with its overall growth strategy.

        Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

        This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

# # #

QuickLinks

  Exhibit 99.1